Exhibit 99.1

VALSPAR ANNOUNCES EXECUTIVE APPOINTMENTS

MINNEAPOLIS, Minn., February 27, 2008 – William L. Mansfield, Chairman of the Board and CEO, The Valspar Corporation (NYSE-VAL), announced today that the company’s board of directors has appointed Gary E. Hendrickson as President and Chief Operating Officer. The company also announced that Paul C. Reyelts, Executive Vice President and Chief Financial Officer, will retire at the end of 2009. Lori A. Walker, currently Vice President, Treasurer and Controller, has been appointed Senior Vice President and Chief Financial Officer. Valspar also appointed Tracy C. Jokinen Vice President and Controller, and Tyler N. Treat Vice President and Treasurer. All appointments are effective immediately.

Hendrickson Appointed President and COO

Hendrickson, 51, most recently served as Senior Vice President, with responsibility for Architectural and Global Wood coatings and the Asia Pacific Region. Valspar’s international and domestic businesses will report to Hendrickson, who will also retain responsibility for achievement of the company’s branding objectives. He will report to Mansfield.

“Gary is a proven leader who brings great experience, energy and a substantial record of accomplishments to this important assignment,” Mansfield said. “He has done an excellent job leading our Architectural, Global Wood and Asia Pacific operations. His extensive experience and history of success make him an outstanding choice to head our operations.”

Hendrickson joined Valspar’s Packaging group in 1994 after serving 11 years in the U.S. Navy, where he rose to the rank of Lieutenant Commander. He was appointed President, Valspar Asia Pacific in 1999 and became an officer of the company in 2001. In 2004, Hendrickson was named Group Vice President, Global Wood coatings, in addition to his role as President, Valspar Asia Pacific. In 2005, he was named Senior Vice President and assumed additional responsibility for Architectural coatings. Hendrickson has a bachelor’s degree from the University of Connecticut and an MBA from Harvard University.

CFO Reyelts to Retire

Reyelts, who has served as Chief Financial Officer for 25 years, has announced his intention to retire at the end of 2009. During this transition period, he will remain a member of Valspar’s executive committee, and continue to focus on corporate development and strategic planning.

Walker Appointed CFO

The Valspar Board has appointed Lori A. Walker as Senior Vice President and Chief Financial Officer. Walker most recently served as Valspar’s Vice President, Treasurer and Controller, and will report to Mansfield.

“Since joining Valspar in 2000, Lori has demonstrated strong financial, management and operations skills that have helped drive Valspar’s strategy and growth agenda,” said Mansfield. “She has played a significant role in the development of our business, and I look forward to her contributions as we continue to enhance shareholder value.”

Walker joined Valspar in 2000 as Assistant Controller, was named Vice President and Controller in 2001, and was promoted to Vice President, Treasurer and Controller in 2004. Prior to joining Valspar, Walker spent 20 years with Honeywell, Inc. where she held a variety of finance leadership roles. She graduated magna cum laude from Arizona State University with a Bachelor of Science in Finance.

Additional Management Appointments

Valspar also announced the following management appointments.

Tracy C. Jokinen is named Vice President and Controller and becomes an officer of the company. She will report to Walker. Jokinen joined Valspar in 1992 and has held a variety of leadership roles in the company’s finance department. She was named to her most recent position as Assistant Controller in 2004. Jokinen has a Bachelor of Science in Accounting from St. Cloud State University.

Tyler N. Treat is named Vice President and Treasurer and becomes an officer of the company. He will report to Walker. Treat joined Valspar in 2003 after extensive treasury and tax experience with General Mills, Diageo and Ernst & Young. He was named to his most recent position as Assistant Treasurer in 2004. Treat has a Bachelor of Science in Finance from the University of Arkansas and an MBA from Washington University in St. Louis.

Media Contact: Mike Dougherty, (612) 375-7802

The Valspar Corporation (NYSE:VAL) is a global leader in the paint and coatings industry. Since 1806, Valspar has been dedicated to bringing customers the latest innovations, the finest quality and the best customer service in the coatings industry.

For more information, visit www.valsparglobal.com.

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